UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2016

FOSSIL GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-19848	75-2018505
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation or organization)		Identification No.)

901 S. Central Expressway
Richardson, Texas	75080
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 234-2525

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

On August 8, 2016, Fossil Group, Inc. (the “Company”), as borrower, entered into a First Amendment to Amended and Restated Credit Agreement (the “First Amendment”) with certain lenders party thereto, Wells Fargo Bank, National Association (“Wells Fargo”), as administrative agent, swingline lender and issuing lender, Bank of America, N.A. and JPMorgan Chase Bank, N.A., as syndication agents, HSBC Bank USA, National Association, Compass Bank and Fifth Third Bank, as documentation agents, and Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and JPMorgan Chase Bank, N.A., as joint lead arrangers and joint bookrunners.

The First Amendment adds two new levels to the applicable margin pricing grid used to calculate the interest rate that is applicable to base rate loans and LIBOR rate loans under the Company’s credit facility and increases the applicable margin at each pricing level for LIBOR rate loans by 25 basis points and for base rate loans by 25 basis points. Additionally, the First Amendment provides for the net cash proceeds from certain debt issuances by the Company in excess of $25.0 million to be applied, first, to prepay the term loans under the Company’s credit facility and, for the excess, if any, to prepay the revolving credit loans under the Company’s credit facility with a corresponding reduction in the revolving credit commitment by the amount of such excess proceeds. The First Amendment also modifies the negative covenant on restricted payments set forth in the credit facility in such a manner as to prohibit our ability to make open market repurchases of our common stock. Furthermore, the First Amendment changes the consolidated total leverage ratio that the Company must comply with for fiscal quarters ending on or after June 30, 2016 from 2.50:1.00 to 3.25:1.00.

In connection with the First Amendment, the Company and certain of its material domestic subsidiaries entered into a Collateral Agreement in favor of Wells Fargo Bank, National Association, as administrative agent, pursuant to which the Company and such subsidiaries granted liens on all or substantially all of their assets in order to secure the Company’s obligations under the Amended and Restated Credit Agreement, dated March 9, 2015 (as amended, restated or otherwise modified, including pursuant to the First Amendment, the “Credit Agreement”) and the other loan documents (the “Obligations”). Additionally, certain of the Company’s domestic subsidiaries entered into a Guaranty Agreement in favor of Wells Fargo Bank, National Association, as administrative agent, pursuant to which such subsidiaries guarantee the payment and performance of the Obligations.

From time to time, certain of the lenders have provided, or may in the future provide, various investment banking, commercial banking, financial advisory, brokerage and other services to the Company and its affiliates for which services they have received, and may in the future receive, customary fees and expense reimbursement. The lenders and their affiliates may, from time to time, engage in transactions with and perform services for the Company in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses.

Item 2.02                                           Results of Operations and Financial Condition.

On August 9, 2016, the Company issued a press release announcing financial results for the fiscal quarter ended July 2, 2016.  A copy of the press release is attached hereto as Exhibit 99.1.

The information in this Current Report and the accompanying exhibit are being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and are not incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, except as shall be expressly set forth by specific reference to this Current Report in such a filing.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this report is incorporated herein by reference.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                 Exhibits

99.1                                                Press Release, dated August 9, 2016, announcing financial results for the fiscal quarter ended July 2, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 9, 2016

FOSSIL GROUP, INC.

	By:	/s/ Dennis R. Secor
Dennis R. Secor
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated August 9, 2016, announcing financial results for the fiscal quarter ended July 2, 2016.